UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

Getty Realty Corp.

(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

125 Jericho Turnpike, Suite 103 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (516) 478-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 23, 2013, the Company entered into an amendment of its senior secured revolving credit agreement (the “Credit Agreement”) with a group of banks led by JPMorgan Chase Bank, N.A. (the “Bank Syndicate”) and an amendment of its senior secured long-term loan agreement (the “Prudential Loan Agreement”) with the Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (together, “Prudential”) (collectively, the “Amendments”).

The Amendments, which became effective on December 24, 2013, modify the Credit Agreement and the Prudential Loan Agreement by, among other things: (i) expanding the types of investments the Company is permitted to undertake without prior consent from the Bank Syndicate or Prudential, subject to certain conditions, (ii) clarifying the definition of previously agreed to adjustments made when calculating EBITDA for loan covenant purposes, (iii) replacing the Company’s debt to EBITDA covenant with a net debt to EBITDA covenant, which allows the Company to deduct unrestricted cash and equivalents up to an agreed upon amount from its total indebtedness when calculating the covenant, and (iv) permitting the Company to maintain a higher net debt to EBIDTA ratio than otherwise permitted in the event the Company makes certain material acquisitions.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendments, copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference in their entirety.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed above under Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment to Credit Agreement, dated as of December 23, 2013, by among Getty Realty Corp., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

10.2	Amendment No. 1 to Note Purchase and Guarantee Agreement, dated as of December 23, 2013, among Getty Realty Corp. (the “Company”), each of the Company’s subsidiaries party thereto as guarantors, the Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date: December 30, 2013	By:	/s/ Christopher J. Constant
Christopher J. Constant
Vice President, Chief Financial Officer and Treasurer